QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Investor Relations Contact:
Kate Patterson
Peregrine Systems, Inc.
(858) 794-7561
kate.patterson@peregrine.com

Media Relations Contacts:
MeeLin Nakata
Peregrine Systems, Inc.
(858) 720-5609
meelin.nakata@peregrine.com

Lou Harm
Burson-Marsteller
(212) 614-4967
lou_harm@nyc.bm.com

Peregrine Systems® Appoints KPMG as Independent Auditors

        Fourth Quarter and Audited Fiscal Year-End Results to be Released on May 2

        SAN DIEGO, April 5, 2002—Peregrine Systems, Inc. (NASDAQ: PRGN), a global Infrastructure Management software company, today announced that its Board of Directors has appointed KPMG as its independent auditors, effective immediately. The decision to replace Arthur Andersen LLP as the company's independent auditors was made after a thorough selection process that reviewed several firms, including Arthur Andersen.

        "Arthur Andersen has served as Peregrine's independent auditors since our initial public offering in 1997, and we have the highest regard for our audit team's work ethic and professionalism," said Steve Gardner, Peregrine's chairman and chief executive officer. "However, in light of the current uncertainties at Arthur Andersen, we felt it was in the best interest of our company and shareholders to retain KPMG as our independent auditors at this time."

        Fourth Quarter Earnings Release and Conference Call, Peregrine plans to release fourth quarter and audited fiscal year-end results after the market closes on May 2.

        Management will host a conference call to discuss these results on May 2 at 2:00 p.m. PDT (5:00 p.m. EDT). The call will be available via live webcast on the company's Web site at www.peregrine.com/investor or by dialing (212) 896-6064. A replay of the call will be available through May 16 by dialing (800) 633-8284 (domestic) or (858) 812-6440 (international), passcode 20505046. The call will also be archived on the company's Web site through June 6.

About Peregrine

        Founded in 1981, Peregrine provides Infrastructure Management solutions, which enable companies to achieve a state of frictionless business. Its solutions reduce costs, improve profitability and release capital, generating a lasting and measurable impact on the productivity of assets and people. Peregrine's software manages the entire lifecycle of an organization's assets, from IT equipment and fleets of vehicles to telecom and facility assets. In addition, its Employee Self Service solutions empower employees with anytime/anywhere access to these enterprise resources, services and knowledge—resulting in improved productivity and asset utilization.

        BusinessWeek in 2001 named Peregrine as one of the 100 best performing IT companies. Headquartered in San Diego, Calif., Peregrine's customers include 92 percent of the Fortune 500 companies. For more information, visit Peregrine's Web site at www.peregrine.com.

###

        Peregrine Systems is a registered trademark of Peregrine Systems, Inc. All other trademarks are the property of their respective owners.

QuickLinks

Peregrine Systems® Appoints KPMG as Independent Auditors